Exhibit 99.01



FOR IMMEDIATE RELEASE                                            SCOTT J. DUNCAN
                                                                 FX Energy, Inc.
January 5, 2004                                   3006 Highland Drive, Suite 206
                                                      Salt Lake City, Utah 84106
                                               (801) 486-5555 Fax (801) 486-5555
                                                                www.fxenergy.com

                     FX Energy, Inc. Updates Drilling Status

Salt Lake City, January 5, 2004, - FX Energy, Inc. (Nasdaq: FXEN) today reported that drilling the Zaniemysl-3 well in the Company's Fences I project area is continuing at a depth of approximately 2,700 meters. The well has been cased to the top of the Zechstein formation and drilling plans call for another string of casing to be set to the top of the Rotliegend, the well's intended target, at a projected depth of approximately 2,940 meters. Operational plans for the well include drilling, coring and testing of the Rotliegend, and are scheduled to take another two to three weeks before any results will be available.

FX Energy holds interests in five project areas in Poland:

The Fences I project area covers approximately 265,000 acres in western Poland's Permian Basin. FX Energy holds a 49% interest subject to the right of CalEnergy Gas to earn half of that 49%. POGC holds 51%.

The Fences II project area covers approximately 670,000 acres in western Poland's Permian Basin. FX Energy has a 49% interest in Fences II and POGC holds 51%.

The Fences III project area covers approximately 770,000 acres in western Poland's Permian Basin. FX Energy holds a 100% interest.

The Pomerania project area covers approximately 2.2 million acres in western Poland's Permian Basin. FX Energy holds a 100% interest in the Pomerania project area except for one block of approximately 225,000 acres, where its interest is 85% and POGC holds 15%.

The Wilga project area covers approximately 250,000 acres in central Poland; FX Energy holds a 45% interest.
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For a discussion of the contingencies and uncertainties to which information respecting future events is subject, see FX Energy's 2002 annual report on Form 10-K and other SEC reports or visit FX Energy's website at www.fxenergy.com.

This release contains forward-looking statements. Forward-looking statements are not guarantees of future drilling or other exploration or development results, the actual presence or recoverability of estimated reserves, the ability to establish reserves equal to the potential of exploration targets, production amounts or revenues, construction costs or schedules or similar matters. Forward-looking statements are subject to risks and uncertainties outside FX Energy's control. Actual events or results may differ materially from the forward-looking statements. For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see FX Energy's 2002 annual report on Form 10-K and other SEC reports.